Exhibit 10.10

FIRST AMENDMENT

TO

SUBLEASE

This First Amendment to Sublease (“First Amendment”) is made as of October 7, 2004 between Ariba, Inc. a Delaware corporation (“Sublandlord”), and Motorola, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, which has been amended by a letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, and a Second Amendment to Lease dated October 31, 2002 (collectively, “Master Lease”).

B. Subtenant and Sublandlord entered into a Sublease dated August 25, 2004, (“Sublease”), under which Sublandlord sublets to Subtenant a portion of the first floor and all of the third and fourth floors of the building described in the Master Lease as Building 4 (the “Premises”).

C. Sublandlord and Subtenant now desire to amend and modify the Sublease to extend certain dates relating to the delivery of possession of the Premises by Sublandlord to Subtenant, and the parties’ rights to terminate the Sublease in the event possession has not been delivered.

AGREEMENT

For and in consideration of the foregoing recitals and the respective undertakings of the parties, and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Capitalized Terms. Each capitalized term used in this First Amendment shall have the meaning ascribed to it in the Sublease, unless such term is otherwise defined in this First Amendment.

2. Sublease Commencement Date. Section 12 of the Basic Sublease Information, which defines the Sublease Commencement Date, is hereby amended in its entirety to read as follows:

“12. Sublease Commencement Date: The date on which Sublandlord tenders to Subtenant possession of the First Floor Premises and the Fourth Floor Premises, which shall be within ten (10) days following receipt of the consent of Master Landlord as provided in Paragraph 30.5 below and consent of Master Landlord’s Lenders, subject to the provisions of Paragraph 2.2 below.”

3. Delay in Delivery of Premises. Section 2.2 of the Sublease is hereby amended in its entirety to read as follows:

“2.2 Delay in Delivery. Sublandlord shall not be subject to any liability for its failure to deliver possession of the Premises or any portion thereof by the scheduled Sublease Commencement Date or any other particular date, nor shall such failure affect the validity of this Sublease or affect the Sublease Expiration Date; provided, however, that if Sublandlord fails to deliver possession of the First Floor Premises and the Fourth Floor Premises to Subtenant on or before Friday, October 15, 2004, Subtenant may, at its option, by notice to Sublandlord in writing no later than Friday, October 22, 2004, cancel this Sublease. If such written notice is not received by Sublandlord by 5:00 p.m. Pacific Time on October 22, 2004, Subtenant’s right to cancel shall terminate. For purposes of Subtenant’s notice under this Section 2.2, Subtenant may provide such notice via facsimile to each of the notice recipients specified below:

Name	Facsimile Number
Julie Ford-Tempesta:	(650) 390-1325

John Ederer	(650) 390-5656

Thomas Jacob	(650) 325-5572”

4. Ratification of Sublease. Subject to the express recitals and provisions of this First Amendment, Subtenant and Sublandlord acknowledge and agree that the Sublease is in full force and effect and has not been amended, modified, or assigned, either orally or in writing. Subtenant represents and warrants to Sublandlord that Subtenant has no present claim, offset or defense under the Sublease or the Related Documents, and has no knowledge of any event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default by either Subtenant or Sublandlord under the Sublease. Sublandlord represents and warrants to Subtenant that Sublandlord has no present claim, offset or defense under the Sublease, and has no knowledge of any event or condition which, with the giving of notice or the passage of time or both, would constitute a breach or default by either Subtenant or Sublandlord under the Sublease.

5. Miscellaneous.

A. Entire Agreement. This First Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. This First Amendment shall not be relied upon by any other party, individual, corporation, partnership or entity as a basis for reducing its lease obligations with Sublandlord or for any other purpose.

B. Invalidity. In the event that any provision of this First Amendment is deemed to be invalid or unenforceable for any reason, this First

Amendment shall be construed as not containing such provision, and the invalidity or unenforceability thereof shall not render any other provision of this First Amendment invalid or unenforceable.

C. Authorization. Each signatory of this First Amendment represents hereby that he or she has the authority in his or her representative capacity to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

D. No Assignment. Sublandlord and Subtenant each represent and warrant to the other that they have made no other assignment, sublease, transfer, or other disposition of the Sublease, any interest in the Sublease, or any demand, obligation, liability, or cause of action arising out of the Sublease.

E. Counterparts. This may be executed in one or more counterparts, each of which shall be deemed an original, and all taken together, shall constitute one and the same instrument.

F. Titles. The section titles in this First Amendment are used for the convenience of the parties and are not to be taken as part of the instrument or used to interpret this First Amendment.

G. Time of Essence. Time is of the essence in this First Amendment.

H. Governing Law. This First Amendment is governed and construed in accordance with the law of the State of California.

Sublandlord and Subtenant have duly executed this First Amendment as of the date first above written.

SUBLANDLORD:

ARIBA, INC.,
a Delaware corporation

By:

Name:

Its:

SUBTENANT:

MOTOROLA, INC.,
a Delaware corporation

By:
Name:
Its:

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